Marathon Petroleum Corp. Announces Leadership Transition Effective August 1, 2024

•Maryann Mannen elected President and CEO, will join the Board of Directors
•Mike Hennigan to transition from CEO to Executive Chairman of the Board of Directors
•John Surma elected Lead Independent Director
FINDLAY, Ohio, May 13, 2024 – Marathon Petroleum Corp. (NYSE: MPC) today announced its leadership transition plan, with all positions effective August 1, 2024. At that time, MPC President Maryann T. Mannen will succeed Michael J. Hennigan as Chief Executive Officer and will join the Board of Directors; Hennigan will transition from CEO to Executive Chairman of the Board; and, continuing as the Board’s strong independent voice, MPC Chairman John Surma has been elected to serve as Lead Director.

Hennigan has led MPC as CEO since March 2020 and joined the Board of Directors in April 2020. Mannen has served as President since January of this year, after previously serving as Executive Vice President and Chief Financial Officer since January 2021. Surma became independent Chairman of the Board in April 2020, having served as a member of the Board since 2011.

“Mike’s leadership of MPC has been marked by a time of tremendous success,” said Surma. “On behalf of the Board of Directors, I want to thank Mike, Maryann and the entire team for their relentless pursuit of shareholder value. Our team’s commitment to MPC’s core values of safety and environmental stewardship, integrity, respect, inclusion and collaboration has been foundational to realizing great achievements.”

During Hennigan’s leadership as CEO, MPC’s accomplishments include:
•Delivering on transformative strategic priorities to structurally lower cost, improve commercial performance and increase competitiveness of the company’s portfolio;
•Strategic sale of the retail business, resulting in robust capital return program;
•Return of approximately $37 billion to MPC shareholders through dividends and share repurchases, for total shareholder return, with dividends reinvested, of 918% since March 2020; and
•Significant growth of the midstream business operated by subsidiary MPLX LP, including expansion in the Marcellus, Utica and Permian basins.

“We are pleased to have Mike serve as Executive Chairman of the Board as we focus on a successful and seamless transition,” continued Surma. “The Board unanimously supports and looks forward to Maryann’s leadership as our next CEO. It’s an exciting time in the energy sector, and she will take the helm of a company with exceptional employees and an outstanding set of assets.”

Regarding Mannen’s election, Hennigan noted, “Our confidence in Maryann as the right leader for our company is based on her contributions to the MPC success story, as well as her proven track record as an energy-sector veteran of 38 years. She has demonstrated a keen understanding of our business, clear judgment and a strong financial expertise that will serve shareholders well.”

Mannen shared, “I am honored by the trust placed in me to lead this great company. My priorities align with those that have made us the peer-leading energy investment we are today – an unwavering focus on safety, the environment and operational performance as we pursue commercial results that translate into greater shareholder value. I’m excited about our future.”

About Maryann Mannen
Mannen was elected MPC President effective January 2024, having previously served as Executive Vice President and CFO since January 2021. She has also served as a member of the Board of Directors of the general partner of MPLX LP since February 2021. Before joining MPC, Mannen served as Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a leading global engineering services and energy technology company, since 2017. She previously served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. since 2014, as Senior Vice President and Chief Financial Officer since 2011, and in various positions of increasing responsibility with FMC Technologies, Inc. since 1986. Mannen also serves on the board of directors of Owens Corning, an insulation, roofing and fiberglass composites company.

About Mike Hennigan
Hennigan was elected MPC CEO effective March 2020. He has served as a member of the Board of Directors since April 2020. Hennigan has also served as Chairman of the Board of Directors of the general partner of MPLX LP since April 2020, as its CEO since November 2019 and as its President since June 2017. Before joining the general partner of MPLX LP, Hennigan was President, Crude, NGL and Refined Products of the general partner of Energy Transfer Partners L.P. He was President and Chief Executive Officer of Sunoco Logistics Partners L.P. from 2012 to 2017, President and Chief Operating Officer beginning in 2010, and Vice President, Business Development, beginning in 2009. Hennigan also serves on the board of directors of Nutrien, a Canadian agricultural services company.

About John Surma
Surma was elected Chairman of the MPC Board of Directors effective April 2020, after joining the Board in 2011. He has also served as a member of the Board of Directors of the general partner of MPLX LP since October 2012. Surma retired as the Chief Executive Officer of United States Steel Corporation in September 2013 and as Executive Chairman in December 2013. Prior to joining U. S. Steel, Surma served in several executive positions with Marathon. Surma also serves on the board of directors of Trane Technologies plc, a global climate innovator that designs, manufactures, sells and services solutions for heating, ventilation and air conditioning, transport refrigeration and custom refrigeration solutions, as well as the Board of Directors of Public Service Enterprise Group (PSEG), a diversified energy company.

About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Kenan Kinsey, Supervisor, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

2